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                                                                      EXHIBIT 99




600 Powers Building, 16 West Main Street, Rochester,                585-454-1250
New York 14614-1601

FOR IMMEDIATE RELEASE                   CONTACT: Steven M. Morse
                                        VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                                        (585) 454-1252




                     GENESEE CORPORATION LIQUIDATION UPDATE

     ROCHESTER, NEW YORK, November 6, 2003 - Genesee Corporation (NASDAQ/NMS:GENBB) is currently operating under a plan of liquidation and dissolution that was announced in August 2000, prior to which the Corporation's Class B Common Stock was trading at approximately $23 per share. Under this plan, the Corporation has divested its operating businesses and liquidated substantially all of its other assets and has made liquidating distributions to date of $37.50 per share. The Corporation's net assets in liquidation as reported at August 2, 2003 were $5.10 per share. The Corporation expects to make additional liquidating distributions as and when determined by its Board of Directors. The Corporation is now ready to move forward to the next stage of its plan.

     Within the next month or so, the Corporation intends to file a certificate of dissolution with the New York Department of State, formally terminating its corporate existence. However, as provided by law, the Corporation's existence will continue for the purpose of winding up its affairs. The Corporation anticipates that within approximately one month, its Class B Common Stock will cease to be listed on the Nasdaq National Market and at that time the Corporation will instruct its stock transfer agent and registrar to close the Corporation's stock register.

     On October 31, 2003 the Corporation received a Nasdaq Staff Determination indicating that, because the Corporation's stockholders' equity (net assets in liquidation) is less than $10 million, its Class B Common Stock will be de-listed from the Nasdaq National Market. The Nasdaq notice offered the Corporation the opportunity to apply for listing on the Nasdaq SmallCap Market, which would provide continued over-the-counter trading in the Class B Common Stock. The cost of listing on the Nasdaq SmallCap Market for the balance of 2003 could be approximately $30,000, which includes a one-time non-refundable entrance fee of $25,000. Given the Corporation's progress in executing its plan of liquidation, the cost of a short-term listing on the Nasdaq SmallCap Market makes this an unattractive option.






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     Therefore, the Corporation has requested a hearing before a Nasdaq Listing
Qualifications Board to review the Nasdaq Staff's Determination. The Corporation expects that its Class B Common Stock will continue to trade on the Nasdaq National Market, pending this hearing, for about a month. Unless the Nasdaq National Market listing is extended, the Class B Common Stock will be de-listed and there will cease to be an active over-the-counter trading market for the Corporation's Class B Common Stock. At such time or thereafter, the Corporation expects to instruct its stock transfer agent and registrar to close its stock books, after which transfers of both its Class A and Class B Common Stock will no longer be recognized by the Corporation.

     The practical impact of these expected developments is that shareholders and others who may wish to purchase or sell the Corporation's Class A or Class B Common Stock should do so promptly.

     In another cost-saving measure, the Corporation announced that it will not be holding an annual meeting of its Class A Shareholders this year. Instead, pursuant to the Corporation's Certificate of Incorporation, a written consent executed by the Corporation's majority shareholder on November 5, 2003 re-elected Thomas E. Clement and Charles S. Wehle to serve as Directors until 2006.

     While the Corporation has targeted April 2004 for completion of its plan of liquidation and dissolution, it has reported previously that there will be a further phase required to wind up its business, necessitated by certain assets and liabilities having a longer maturity or term. The duration of this additional phase is unknown at this time. The Corporation intends to continue to reduce operating costs whenever possible as it continues to carry out its plan of liquidation and dissolution.

     FORWARD-LOOKING STATEMENTS. The preceding statements of intent and expectations are subject to change in the event that the Corporation's analysis of the relative costs and benefits of dissolution, de-listing from the Nasdaq National Market and listing on the Nasdaq SmallCap market changes, and these actions may be delayed by unforeseen factors. The Corporation undertakes no duty to update these statements.